Exhibit 10.9

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT made as of the 15th day of August, 2019

B E T W E E N:

SPHERE 3D CORP., a corporation existing pursuant to the laws of the Province of Ontario

(herein called the "Corporation")

OF THE FIRST PART
and

KURT KALBFLEISCH, residing in the City of San Diego, in the State of California

(herein called the "Independent Contractor")

OF THE SECOND PART

WHEREAS the Independent Contractor has served as the Chief Financial Officer of Overland Storage, Inc. (“Overland”) since February 13, 2008 and following consummation of an Agreement and Plan of Merger dated as of May 15, 2014 between the Corporation and Overland Storage, Inc. and S3D Acquisition Company, the Chief Financial Officer of the Corporation since December 1, 2014;

AND WHEREAS pursuant to a share purchase agreement dated February 20, 2018, as amended, by and among Silicon Valley Technology Partners LLP (the “Purchaser”), a Delaware limited liability company, Overland and the Corporation, the Purchaser acquired all of the outstanding shares of Overland from the Corporation on the closing date of November 13, 2018 (the “Overland Divestiture”);

AND WHEREAS upon consummation of the Overland Divestiture, the Independent Contractor continued in his capacity as Chief Financial Officer of the Corporation and is compensated through a Transfer Services Agreement entered into with the Purchaser. In the event the Independent Contractor no longer provides services under the Transition Services Agreement, the Corporation shall compensate the Independent Contractor on a direct basis at his current rate of pay in place as of the date of this Agreement.

AND WHEREAS as a result of such change of control transaction, the Independent Contractor was entitled to receive the following amounts pursuant to the Amended and Restated Employment and Severance Agreement with Sphere dated as of December 18, 2017: (a) a severance payment in the amount of US$360,000 in aggregate (reduced from the original entitlement of US$450,00), and (ii) continuity of certain health benefits as in effect immediately prior to the Overland Transaction for a period ending 18 months from the date of voluntary or involuntary termination from Overland (collectively, the “Change of Control Payment”).

AND WHEREAS the Change of Control Payment provides that the amount payable by the Corporation to the Independent Contractor shall be reduced on a dollar-for-dollar basis for any amount received by the Independent Contractor from Overland to a maximum of $120,000 of severance payment plus any number of months of health benefits received by the Independent Contractor from Overland.

AND WHEREAS the Corporation does not have sufficient financial resources to pay the Change of Control Payment to the Independent Contractor included in Appendix A. Accordingly, the Independent Contractor is prepared to waive his entitlement to receive the Change of Control Payment and restructure such payment entitlement on the terms set forth in this Agreement.

AND WHEREAS the Corporation considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interest of the Corporation and its shareholders and wishes to enter into this Change of Control Agreement (the "Agreement") to encourage the Independent Contractor to continue to perform all of his responsibilities in a superior manner;

    IN CONSIDERATION of the mutual covenants set out herein, the parties agree as follows:

1.	Deferral of Change of Control Payment

The Independent Contractor hereby acknowledges and agrees that the Change of Control Payment shall not be due and owing and shall only be owing in accordance with Section 3 or Section 4 of this Change of Control Agreement.

2.	Independent Contractor’s Covenants

During the term of this Agreement, and specifically until the Independent Contractor may deliver a notice electing to deem his contract for service to be terminated pursuant to Section 4.03 herein, the Independent Contractor shall devote sufficient time and attention and use his best efforts towards the interests of the Corporation. Without limiting the generality of the foregoing, the Independent Contractor shall continue to perform all of his responsibilities in a diligent, faithful and professional manner, treating the Corporation at all times as a going concern. The Independent Contractor understands and acknowledges that the Corporation is relying upon the ongoing hard work and commitment of the Independent Contractor during a potentially turbulent and difficult period as consideration for its entering into this Agreement.

3.    Payment Upon a Change of Control

In the event of a Change of Control, the Independent Contractor shall be entitled, in his sole discretion, to provide written notice to the Corporation at any time within 30 days of receiving written notice of such event, to receive the Change of Control Payment. The Corporation covenants and agrees to use its commercially reasonably efforts to provide the Independent Contractor with written notice of a Change of Control.

For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if on or after the date hereof, any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated associate, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator or other legal representative) or any group of two or more persons acting in concert, becoming the beneficial owner, directly or indirectly, of securities of the Corporation representing, or acquiring the right to control or direct, or acquiring through the conversion of securities or the exercise of warrants or other rights to acquire securities, more than fifty percent (50%) of the combined voting power of the Corporation or any successor to the Corporation in any manner whatsoever, including, without limitation, as a result of a takeover bid or an amalgamation of the Corporation with any other entity or any other business combination or reorganization.

4.	Accelerated Payment

If, prior to a Change of Control, the Independent Contractor (a) becomes unable to provide services to the Corporation, either due to prolonged sickness, permanent disability or death, or (b) the Corporation terminates the Independent Contractor without Cause (as defined below), or the Independent Contractor terminates his services with the Corporation for Good Reason (as defined below), then the Independent Contractor shall be entitled to receive the Change of Control Payment.

For purposes of this Agreement, "Good Reason" shall mean:

a)	any act, set of facts or omissions with respect to the Independent Contractor that would, as a matter of applicable law, constitute a constructive termination of the Independent Contractor;

b)	a change in the Independent Contractor position with the Corporation which results in a material diminution of the Independent Contractor’s authority, duties, or responsibilities;

c)
a reduction by the Corporation of the current rate of pay of the Independent Contractor or, if applicable, target bonus opportunity, and in the event of a Change of Control (as defined below), as compared to Independent Contractor’s current rate of pay and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control;

d)
the failure of the Corporation (i) to continue to provide the Independent Contractor an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Corporation comparable to the Independent Contractor’s position, (ii) to provide the Independent Contractor all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Corporation comparable to the Independent Contractor’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance;

e)
a change in the location of Independent Contractor 's principal office to a different place that is more than twenty-five miles from the Independent Contractor's principal office immediately prior to such change;

f)
a restriction or prohibition on Independent Contractor’s participation in outside activities that have historically been permitted, such as third-party board, committee, panel, or association membership; or

g)
the Corporation's material breach of this Agreement, including, in the event of a Change of Control, failure of the Corporation to obtain the consent of a successor to perform all of the obligations of the Corporation under this Agreement.

For purposes of this Agreement, "Cause" shall mean:

a)
the Independent Contractor willfully failed to follow the lawful written directions of the Board of Directors of the Corporation or Independent Contractor’s immediate superior; provided that no termination for such Cause shall occur unless the Independent Contractor: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Corporation’s intention to terminate the Independent Contractor for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

b)
the Independent Contractor engaged in gross misconduct, or gross incompetence which is materially detrimental to the Corporation; provided that no termination for such Cause shall occur unless the Independent Contractor: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Corporation’s intention to terminate the Independent Contractor for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

c)
the Independent Contractor willfully failed to comply in any material respect with the Corporation's policies where non-compliance would be materially detrimental to the Corporation; provided that no termination for such Cause shall occur unless the Independent Contractor: (i) has been provided with notice of the Corporation’s intention to terminate the Independent Contractor for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

d)
the Independent Contractor is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud which the Corporation reasonably believes would reflect adversely on the Corporation.

5.    Miscellaneous

5.1    This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation, business reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation. No transaction shall be completed unless such successor shall have executed and delivered an agreement whereby such successor expressly assumes the obligations of the Corporation under this Agreement, but no such agreement shall be necessary to making this Agreement binding upon such successors.

5.2    This Agreement shall enure to the benefit of and be enforceable by the Independent Contractor’s legal personal representatives, executors and administrators. If the Independent Contractor should die while any amount would still be payable to the Independent Contractor hereunder if the Independent Contractor had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Independent Contractor’s estate or such other person as may be properly appointed by the Independent Contractor for this purpose.

5.3    Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given and received when actually delivered or when mailed postage prepaid and registered with return receipt requested and received or when transmitted by telecopier provided that the transmitter has received confirmation of the successful completion thereof, if to the Corporation addressed as follows:

Sphere 3D Corp.
895 Don Mills Road
Bldg. 2, Suite 900
Toronto, Ontario
M3C 1W3

Attention:    Peter Tassiopoulos, Chief Executive Officer

And if to the Independent Contractor addressed as follows:

Kurt Kalbfleisch

Or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith. Any notice given hereunder shall state in reasonable detail the factual basis underlying such notice.

5.4    Except as expressly provided elsewhere in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Independent Contractor and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditional or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, provincial or local law.

5.5    The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6    The section headings herein are for convenience only and shall not limit the scope or affect of any provision hereof.

[Signature page to follow]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SPHERE 3D CORP.

By:    /s/ Peter Tassiopoulos
Peter Tassiopoulos
Chief Executive Officer

SIGNED, SEALED & DELIVERED        )
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/s/ DP Garrett                    )    /s/ Kurt Kalbfleisch
Witness                        )    Kurt Kalbfleisch